Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Palisade Bio, Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933 of our report dated March 24, 2025, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP

New York, New York

October 1, 2025